Exhibit 12

April 26, 2018

Trustees of Pear Tree Funds

55 Old Bedford Road, Suite 202

Lincoln, Massachusetts 01773

Re: Reorganization of Pear Tree PanAgora Risk Parity Emerging Markets Fund

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

Pear Tree PanAgora Risk Parity Emerging Markets Fund (“Target Fund”) is a series of Pear Tree Funds (the “Trust”), a Massachusetts business trust.

Pear Tree PanAgora Emerging Markets Fund (“Acquiring Fund”) is also a series of the Trust.

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization among the Trust, the Target Fund and the Acquiring Fund dated February 8 2018, (the “Reorganization Agreement”) and on the Combined Prospectus/Information Statement (the “Combined Prospectus/Information Statement”) contained in the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended, which describes the proposed transactions, and on the information provided in the Combined Prospectus/Information Statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of the Combined Prospectus/Information Statement and the

Trustees of Pear Tree Funds

April 26, 2018

date of this letter. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

Acquiring Fund has represented that it owns more than eighty percent of the outstanding shares of Target Fund, and has done so since the inception of Target Fund. Because of this substantial ownership position, the transaction will be treated for federal income tax purposes as a liquidation of Target Fund into Acquiring Fund for purposes of determining the tax consequences to the two funds. However, the transaction would need to be a tax-free reorganization as to the holders of shares of Target Fund other than Acquiring Fund in order for such shareholders to receive tax-free treatment. See Treasury Regulations section 1.332-2(d).

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the Target entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the Target entity or uses a substantial portion of the Target entity’s historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the historic assets of Target Fund in the business of Acquiring Fund, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of Target Fund at the time of or soon after the closing of the Reorganization. Therefore, continuity of business enterprise may be present only if Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund Target all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing. In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.

The investment objective of both Target Fund and Acquiring Fund have been to seek long term growth of capital. Each Fund may invest up to 80% of its net assets in equity securities, including depository receipts, warrants and rights of “emerging markets issuers.” Each Fund may also invest greater than 25% of its assets in a particular region and may invest in

Trustees of Pear Tree Funds

April 26, 2018

companies of any capitalization. We believe that Acquiring Fund and Target Fund are in the same business. The fact that both Funds currently have, and that the Acquiring Fund is expected to retain, the same investment sub-adviser and portfolio managers in the Reorganization supports the proposition that Acquiring Fund will continue the historic business of Target Fund. Thus the continuity of business requirement appears to be satisfied. However, because of the lack of definitive guidance, our opinions cannot be free from doubt.

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not free from doubt for the reason above stated:

(1)       The transfer of all of the assets and liabilities of the Target Fund to the Acquiring Fund in exchange for shares of the Acquiring Fund and the distribution to shareholders of the Target Fund of shares of the Acquiring Fund, as described herein, will constitute a tax-free “reorganization” within the meaning of section 368(a)(1)(C) of the Code as to shareholders of Target Fund other than the Acquiring Fund and a liquidation of the Target Fund into the Acquiring Fund within the meaning of section 332 of the Code as to the Acquiring Fund, and the Target Fund and the Acquiring Fund each will be considered “a party to a reorganization” within the meaning of section 368(b) of the Code;

(2)       No gain or loss will be recognized by the Target Fund upon (A) the transfer of its assets and liabilities to the Acquiring Fund in exchange for the issuance of shares of the Acquiring Fund to the Target Fund and the assumption by the Acquiring Fund of the Target Fund’s liabilities, if any, and (B) the distribution by the Target Fund to its shareholders of shares of the Acquiring Fund received as a result of the Reorganization;

(3)       No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and liabilities of the Target Fund in exchange for the issuance of shares of the Acquiring Fund to the Target Fund and the assumption by the Acquiring Fund of the Target Fund’s liabilities, if any;

(4)       The tax basis of the Acquiring Fund shares received by a shareholder of the Target Fund other than the Acquiring Fund in the aggregate will be the same as the aggregate tax basis of the shareholder’s Target Fund shares immediately prior to the Valuation Time;

(5)       The tax basis of the Acquiring Fund in the assets and liabilities of the Target Fund received pursuant to the Reorganization will be the same as the tax basis of the assets and liabilities in the hands of the Target Fund immediately before the Valuation Time;

(6)       The tax holding period for the shares of the Acquiring Fund issued in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the Target Fund exchanged therefor, provided that the shareholder held such shares of the Target Fund as capital assets;

Trustees of Pear Tree Funds

April 26, 2018

(7)       The tax holding period for the Acquiring Fund with respect to the assets and liabilities of the Target Fund received in the Reorganization will include the period for which such assets and liabilities were held by the Target Fund;

(8)       The Target Fund’s shareholders will not recognize gain or loss upon the exchange of their shares of the Target Fund for shares of the Acquiring Fund as part of the Reorganization;

(9)       The Acquiring Fund will succeed to and take into account the items of the Target Fund described in section 381(c) of the Code, subject to the provisions and limitations specified in section 381 of the Code and the regulations thereunder; and

(10)       The tax year of the Target Fund will end on the Exchange Date.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the Combined Prospectus/Information Statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP